Exhibit 99.1
PRESS RELEASE
For information contact:
Jim Storey
Director, Investor Relations & Corporate Communications
704.973.7107
jstorey@horizonlines.com
Horizon Lines Announces the Addition of New Class III Director
CHARLOTTE, N.C. (June 10, 2010) – The Board of Directors of Horizon Lines, Inc. (NYSE: HRZ) appointed Bobby J. Griffin to fill an existing vacancy as a Class III Director of the Company effective June 9, 2010.
Mr. Griffin served as President, International Operations of Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions from March 2005 to March 2007. Between 1986 and 2005, Mr. Griffin served in various other management positions with Ryder System, including Executive Vice President, Global Supply Chain Operations and President of ATE Management and Services Company, acquired by Ryder in 1986. Mr. Griffin serves on the boards of Hanesbrands, Inc. and United Rentals, Inc. He holds a B.A. degree in Geography, with a concentration in Transportation and Urban Development, from Morgan State University, and a Master’s degree in Urban Economics and Geography from the University of Cincinnati.
“Mr. Griffin’s experience in supply chain logistics and transportation will be a great asset to our Board and our Company,” said Chuck Raymond, Chairman, President and Chief Executive Officer of Horizon Lines. “We are thrilled to have someone with Bobby’s logistics acumen and board experience join the team as we further establish Horizon Lines as a leading provider of ocean shipping and integrated logistics services.”
About Horizon Lines
Horizon Lines, Inc., is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. The company also manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
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